EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333‑274620) on Form S‑3, (Nos. 333‑272268, 333‑256365) on Form S‑8, and (No 333-276507) on Form S-4, as amended, and the related proxy statement/prospectus, of First Busey Corporation of our reports dated February 22, 2024, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of First Busey Corporation, appearing in this Annual Report on Form 10-K/A, (Amendment No. 1) of First Busey Corporation for the year ended December 31, 2023.

/s/ RSM US LLP

Champaign, Illinois
February 23, 2024